EXHIBIT 1.2
Rules of Procedure

for the Management Board of

Infineon Technologies AG

- July 2008 version -
§1

General Matters
The members of the Management Board operate the business of the company with the diligent care of an orderly and faithful manager according to the requirements of law, the articles of association, the Rules of Procedure, the schedule of responsibilities and their employment agreements and in line with the guidelines of the German Corporate Governance Code.
§2

Duties of Individual Members of the Management Board
(1) The scope of the duties of each Management Board member shall be set forth in the schedule of responsibilities. Each Management Board member is alone responsible for his duties outlined in the schedule of responsibilities. The authority to act alone on behalf of the company shall not be established thereby. Notwithstanding the allocation of responsibilities, each Management Board member remains responsible for the management of the Company as a whole.
(2) The chairman of the Management Board shall be provided with updates regarding all significant affairs that are within the responsibility of the other Management Board members. He may demand, at any time, information concerning any affairs relating to the responsibilities of the other Management Board members.
(3) If certain measures taken or matters within one area of responsibility affect one or more other areas of responsibility, each Management Board member must resolve these conflicts with the other Management Board members. If a resolution cannot be reached, each participating Management Board member shall bring the matter before the entire Management Board for resolution. In this event the measures are not to be implemented until a decision of the entire Management Board has been reached unless in light of the circumstances immediate action is necessary to avoid imminent severe disadvantages to the company. The chairman of the Management Board shall be immediately informed, and the full Management Board should be informed at its next meeting, if any such independent action has been taken.

(4) The Management Board members shall work together in a cooperative manner. They shall keep each other informed concerning important measures and events in their respective areas of responsibility. Each Management Board member is required to bring before the entire Management Board any objections against measures taken by another Management Board member if such objections cannot be resolved through discussion with the other Management Board member.
(5) Measures or transactions that are not in the ordinary course of business of the company or involve unusual financial risk for the company require the approval of the entire Management Board. Paragraph 3, sentences 3 and 4 shall apply accordingly.
§3

Decisions of the Entire Management Board
(1) Notwithstanding the provisions of §2 of these Rules of Procedure, the Management Board must unanimously resolve:
     a) matters as to which law, the articles of association or these Rules of Procedure require a decision by the entire Management Board,
     b) matters that require approval from the Supervisory Board or the shareholders or that must be presented to the Supervisory Board or shareholders according to law or the articles of association,
     c) the annual stand-alone and consolidated financial statements as well as the operating and financial reviews (Lagebericht) of the company and the group,
     d) principal matters of organization and business policy, as well as the company’s investment and financial planning,
     e) the calling of a shareholders’ meeting and motions and proposals of the Management Board for resolutions of the shareholders,
     f) all affairs that are not within the specified area of responsibility of any Management Board member.
(2) The entire Management Board may authorize a single Management Board member to implement resolutions and to execute measures that are in the responsibility of the entire Management Board, or create Management Board committees for such purposes.

§4

Chairman / Speaker of the Management Board
(1) The chairman shall determine in accordance with the framework of these Rules of Procedure and the schedule of responsibilities in which areas and in which way the cooperative efforts of Management Board members shall be conducted. He shall manage the cooperative efforts of the Management Board members, especially with respect to overlapping responsibilities. The chairman shall decide which matters have to be presented to him for advance discussion.
(2) The chairman may file objections against measures of a Management Board member. If the chairman exercises this right to object, the measures may not be taken until the entire Management Board has decided on the matter.
(3) The chairman represents the Management Board and the company in dealing with the public, in particular legal authorities, associations, business organizations, and the media. He may delegate his responsibility with respect to this authority for particular types of matters or in individual instances to another Management Board member.
4) The chairman of the Management Board shall coordinate the cooperation with the Supervisory Board. The chairman shall maintain regular contact with the chairman of the Supervisory Board and shall consult with him on the strategy, business development and risk management of the group.
(5) If the chairman of the Supervisory Board has appointed a speaker of the Management Board instead of a chairman, the speaker shall have, with the exception of the right stipulated in para. 2, all rights and obligations assigned to the chairman of the Management Board.
§5

Schedule of Responsibilities
(1) The schedule of responsibilities shall be proposed by the chairman, taking into consideration the employment agreement of each Management Board member.
(2) Adoption, amendment, and termination of the schedule of responsibilities shall require the unanimous decision of the entire Management Board. If a unanimous decision cannot be reached, the chairman shall request the Supervisory Board to determine the schedule of responsibilities.
(3) The schedule of responsibilities shall after adoption without delay be brought before the Supervisory Board for its approval, together with the Rules of Procedure. The same applies to changes in the schedules of responsibilities.

§6

Meetings and Resolutions
(1) Management Board meetings shall be convened and conducted by the chairman and notification of the agenda shall be given a reasonable amount of time in advance.
(2) Management Board meetings shall take place at regular intervals. Meetings are to be called if the chairman deems it necessary or if the Supervisory Board or a Management Board member demands a certain topic to be considered.
(3) The chairman of the Management Board shall chair the meetings. He will determine the order of the items on the agenda as well as the type and order of voting. The chairman of the Management Board may determine that persons who are not on the Management Board may appear in meetings to consult on various matters. The chairman of the Management Board may, at his proper discretion, decide to cancel or postpone a meeting or to adjourn the discussion of certain agenda items to the next meeting.
(4) Resolutions of the Management Board shall generally be passed at meetings. The meetings of the Management Board may also be held in the form of a telephone or video conference and individual members of the Management Board may participate in the meetings by way of telephone or video communication. At the order of the chairman of the Management Board, the Management Board may also pass resolutions by submitting votes to the chairman of the Management Board in writing, by telephone, facsimile or telex, or using other means of telecommunication expressly including e-mail.
(5) The Management Board has a quorum if the majority of its members, at least three members participate either pursuant to para. 4 or para. 6.
A Management Board member may participate in the decision making, even if he abstains from voting.
(6) Absent Management Board members may take part in the decision-making of the Management Board through delivery of their written vote by another member of the Management Board or approve the resolution within a period of two weeks after the decision making.
(7) Resolutions of the Management Board require the approval by a simple majority of the votes of its members, unless otherwise required by law, the Articles of Association or theses Rules of Procedure.
(8) Matters relating to the areas of responsibility of absent Management Board members may be discussed and decided only in urgent cases. The absent member shall be immediately informed of the results of the vote. If the absent member does not agree with the results of the vote, he may immediately object to the chairman. A resolution of the Management Board that is objected to in written or oral form shall be put on the agenda of the next meeting to be discussed and finally resolved.
(9) Minutes shall be made of each meeting and resolution of the Management Board, listing the place and date of meeting or the resolution, the participants, the agenda and the contents of the resolutions of the Management Board. The minutes shall be signed by the chairman of the Management Board and minutes of meetings also by the keeper of the minutes. The minutes shall be forwarded to all Management Board members by the chairman. The written minutes are deemed approved if no Management Board member, after having received a copy of them, objects to them at the beginning of the next meeting.
§7

Committees
(1) Management Board committees may be formed to conduct investigations as well as to prepare and implement Management Board resolutions. The formation of committees shall be proposed by the chairman and resolved by the entire Management Board.
(2) Management Board committees may adopt rules of procedure, to regulate the details of their operations within the framework of the authority delegated to them.
§8

Cooperation with the Supervisory Board
(1) The duty of the Management Board to report to the Supervisory Board in the circumstances set forth in §90 of the Stock Corporation Act is vested in the Management Board in its entirety under the leadership of the chairman. Management Board reports shall be submitted to the Supervisory Board in writing, except in urgent cases where an oral report may be sufficient or necessary.
(2) In addition to his obligation to report to the Supervisory Board pursuant to §8 (1), the chairman of the Management Board shall provide the chairman of the Supervisory Board with updates regarding the business affairs and overall condition of the company, including its related companies, in oral, and upon request, written, form. All Management Board members shall support the chairman in fulfilling these obligations.
(3) In all matters which are of material significance for the purposes of analyzing the condition and development as well as for the management of the Company, the chairman of the Management Board shall immediately notify the chairman of the Supervisory Board in written or oral form.
(4) Reports and motions of members of the Management Board to the Supervisory Board shall be provided to the chairman with a request to forward them to the Supervisory Board.

§9

Matters Requiring Approval
The following matters may be undertaken by the Management Board only with the approval of the Supervisory Board plenum:
(1) Finance and investment planning, including the budget and the establishment of limits on indebtedness;
(2) Asset investments, participations and financial investments, as well as divestments, insofar as any single project exceeds 10% of the current total investment budget;
(3) The granting of sureties, guarantees and loans to third parties outside the group, if the amount exceeds 5% of the share capital of the company.
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